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                                                                Exhibit 10.13(b)

                                                                     E



            PERFORMANCE STOCK AWARD & PERFORMANCE CASH AWARD UNDER
                           THE CYTEC INDUSTRIES INC.
                      1993 STOCK AWARD AND INCENTIVE PLAN


                                                          January 25, 1999

[Employee's Name and Address]


Shares of Performance Stock:_____

Performance Cash Award:$_____

Performance Period:  January 1, 2001 to December 31, 2001


Dear Employee:


  As a key employee of Cytec Industries Inc. (the "Company"), or of a subsidiary or affiliate of the Company, you have been granted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors for the one-year performance period indicated above a performance stock award of the number of shares of the Common Stock, par value of $.01 per share, of the Company indicated above ("Performance Stock"). In addition, as indicated above, you have been awarded a performance cash award, the base amount of which (before adjustments for EPS and stock price differential) is equal to the number of shares of Performance Stock set forth above times approximately $__ per share ("Performance Cash"). These awards are subject to the terms and conditions hereof and of the Company's 1993 Stock Award and Incentive Plan (the "Plan"). Performance Stock is awarded pursuant to Section 6(d) of the Plan and Performance Cash is awarded pursuant to Section 6(i) of the Plan.

  The Company will cause a certificate for the Performance Stock to be issued and registered in your name. Physical possession of the Performance Stock shall be retained by the Company until it vests, as herein provided. A certificate for any shares that vest will be forwarded to you at your address appearing on the Company's stock register after vesting has occurred. Performance Cash, to the extent it becomes payable, will be paid as soon as practicable after determination that the Award is payable.

Certain restrictions with respect to these awards include, but are not limited to, the following:
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  (1) You shall execute in blank (undated), and return to the Secretary of the
Committee, the enclosed stock power, which the Company will use to reclaim the Performance Stock if the conditions to vesting are not met. Any Performance Stock that fails to vest as herein provided shall be forfeited. Any Performance Stock forfeited hereunder shall revert to the Company. By your acceptance of the Performance Stock you hereby irrevocably authorize the Company to complete the stock power herein referred to and to deliver the stock power along with the certificate for such Performance Stock to the Company's Transfer Agent so as to effectuate any forfeiture provided for herein.

  (2) Subject to Paragraphs (7), (8) and (10) below, and subject to the attainment of performance goals as hereinafter provided, the awards of Performance Stock and Performance Cash shall vest effective as of January 1, 2002; provided that such vesting shall be subject to the further requirement
      --------
that the Committee certify that the performance goals have been met.

  (3) Performance goals, and the related payout matrix, for this award of Performance Stock and for this award of Performance Cash have been set by the Committee and will be advised to you in writing. The performance goals are based on year 2001 EPS, 1999-2001 cumulative Cash Flow and 1999-2001 stock price differential. The performance goals provide: (i) for the partial vesting of Performance Stock in the event that the EPS performance goal is substantially, but not fully, achieved; and (ii) for partial, full, or greater than full vesting of the amount of Performance Cash specified at the head of this agreement if the Cash Flow performance goal is achieved and depending on the extent to which the EPS performance goal for full vesting of Performance Stock is exceeded and depending on the extent and direction of Company stock price changes.

  (4) The Performance Stock and the Performance Cash may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of; and neither the right to receive Common Stock, nor any interest therein or under the Plan, may be assigned; and any attempted assignment shall be void.

  (5) Except as limited by this Agreement or the Plan, you shall have, as holder of non-forfeited shares of the Performance Stock, all of the rights of a common stockholder of the Company, including the right to vote and receive dividends. Nevertheless, stock of the Company distributed in connection with a stock split, stock dividend, recapitalization or other similar transaction shall be deemed to be Performance Stock and shall be subject to restrictions and a risk of forfeiture to the same extent as the Performance Stock with respect to which such stock has been distributed. Performance Cash shall not bear any interest.

  (6) You may satisfy your mandatory federal and state income tax withholding obligations with respect to any Performance Stock that vests (subject to Committee acceptance, as set forth below, and subject to compliance with Rule 16b-3 under the Securities Exchange
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Act of 1934 if you are an executive officer of the Company) by requesting the
Company to withhold the number of shares of such Performance Stock having a fair market value as of the date of vesting equal to (i) the aggregate mandatory federal and state income tax withholding obligations with respect to all of your Performance Stock under this Award which vests on such date minus (ii) the amount of your Performance Cash under this Award which vests on such date (net of withholding), it hereby being agreed that (x) the net amount of such Performance Cash will be utilized in satisfying such mandatory withholding obligations before any Performance Stock is withheld and (y) the fair market value of any Performance Stock that is withheld will be determined on the same basis that the value of the Performance Stock is determined for federal income tax withholding purposes. Your request must be submitted in writing to the Committee, on forms approved by the Secretary to the Committee, no later than December 1, 2001. The Committee shall have sole discretion to determine whether or not to accept your request, and failure by the Committee to accept your request on or prior to the date of vesting shall constitute a denial of your request.

  (7) If your employment with the Company or a subsidiary terminates on or prior to the end of the performance period, all unvested shares of Performance Stock and all unvested Performance Cash shall be forfeited, except as provided in paragraphs (8) and (9), below, or except as the Committee shall otherwise determine.

  (8) If your employment with the Company or a subsidiary or affiliate terminates by reason of your (i) death, (ii) disability as defined in the Company's Long-Term Disability Plan, (iii) retirement on or after your 60th birthday, or (iv) under other circumstances determined by the Committee to be not contrary to the best interest of the Company, then, if such termination occurs in 2001, your Performance Stock award and your Performance Cash award shall not be forfeited by reason of such termination of employment; and if your employment so terminates in 2000, two-thirds of said awards shall not be so forfeited; and if your employment so terminates in 1999, one-third of said awards shall not be so forfeited. Nothing contained in this paragraph shall preclude the Company (with the approval of the Committee) and you from agreeing in writing as to the portions of your awards which are not forfeited by reason of the termination of your employment.

  (9) As provided in the Plan, and in the Committee's "Target Document," upon the occurrence of a "change in control" all unvested (and not previously forfeited) shares of Performance Stock and all unvested (and not previously forfeited) Performance Cash shall immediately vest. Upon such occurrence, the vested shares of Performance Stock shall be delivered to you promptly and the vested Performance Cash shall be paid to you promptly.

  (10) The Committee's Rules of General Application, as in effect on the date hereof, provide that under certain circumstances, in lieu of vesting, an award of Performance Stock will be forfeited and you will be issued, instead, an equivalent Deferred Stock Award.
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  (11)  Nothing in this award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time.

  The Company reserves the right to require that stock certificates issuable to you in connection with the Performance Stock award be delivered to you only within the United States.

  The Common Stock issued to you hereunder may not be resold by you except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration, such as Rule 144.

  You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owing to you by the Company or by any of its subsidiaries or affiliates.

  Once Performance Stock and/or Performance Cash vests as herein provided, it shall no longer be deemed to be Performance Stock or Performance Cash, as the case may be, and your rights thereto shall not be subject to the restrictions of this Agreement or of the Plan.

  In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

  If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible, along with the enclosed stock power.


                              Very truly yours,

                              CYTEC INDUSTRIES INC.


                              BY:______________________
                                J. W. Hirsch
                                Secretary - Compensation
                                and Management
                                Development Committee
Enc.

ACCEPTED:

____________________________
Employee Name:
Social Security No.
Date: